Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264062

PROSPECTUS SUPPLEMENT
(To prospectus dated April 11, 2022)

MAWSON INFRASTRUCTURE GROUP INC.

Common Stock

This prospectus supplement amends, supplements and supersedes certain information contained in the prospectus supplement dated May 27, 2022, and its accompanying prospectus dated April 11, 2022 (collectively, the “May 2022 Prospectus”), relating to the offer and sale of our common stock, par value $0.001 per share (the “Common Stock”) through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of May 27, 2022 (the “ATM Agreement”).

The Common Stock is traded on The Nasdaq Capital Market under the symbol “MIGI”. The last sale price of the Common Stock on May 3, 2023, was $3.23 per share on The Nasdaq Capital Market. Under the May 2022 Prospectus, we initially registered up to $100,000,000 of our Common Stock for offer and sale pursuant to the ATM Agreement. From May 27, 2022, through the date of this prospectus supplement, we have sold 1,483,943 shares of Common Stock under the May 2022 Prospectus for an aggregate of $503,449.

We are filing this prospectus supplement to amend the May 2022 Prospectus to update the amount of shares we are eligible to sell under our Registration Statement. On March 23, 2023, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2022, our Registration Statement became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. We are therefore reducing the amount of shares of Common Stock we may offer and sell under the ATM Agreement to an aggregate offering price of up to $9,000,000 from time to time through Wainwright.

As of May 3, 2023, the aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $45,720,757.33, which we calculated based on 14,371,373 shares of outstanding Common Stock as of May 3, 2023, of which 12,735,587 shares were held by non-affiliates, and a price per share of $3.59 which was the closing price of our Common Stock on March 23, 2023. During the 12 calendar months prior to and including the date of this prospectus, we have offered $745,551.00 of securities pursuant to General Instruction I.B.6 of Form S-3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 4, 2023.